Exhibit 99.1

FOR IMMEDIATE RELEASE

August 20, 2019	NYSE American – REI

RING ENERGY, INC. RELEASES MID THIRD QUARTER 2019

OPERATIONS UPDATE

Midland, TX. August 20, 2019 - Ring Energy, Inc. (NYSE American: REI) (“Ring”) (“Company”) today released a mid-quarter operations update for the third quarter of 2019. In the first 47 days ended August 16, 2019, the Company drilled six new 1-mile horizontal San Andres wells on its Northwest Shelf property (“NWS”). Of the six wells drilled, two were waiting on completion and four were drilled, completed and are in the process of being tested. Initial results are indicating Barrel of Oil Equivalents Per Day (“BOEPD”) rates ranging between 400 and 500 BOEPD. Also in the first 47 days, the Company performed six rod conversions and seven workovers. No scale or iron cleanout jobs have been required to date in the third quarter.

In the operations update for the second quarter of 2019, the Company announced it had drilled thirteen new horizontal San Andres wells, seven on its Central Basin Platform (“CBP”) asset, and six on its NWS asset. Of the thirteen drilled, four (2 CBP / 2 NWS) were waiting on completion and seven (5 CBP / 2 NWS) were drilled, completed and in varying stages of testing. Of the four waiting on completion, two (1 CBP / 1 NWS) have been completed and are showing very encouraging results of approximately 360 BOEPD and 320 BOEPD. The other two (1 CBP / 1 NWS) are newly completed and are in testing. Of the seven new wells that had been drilled, completed and were in varying stages of testing, BOEPD rates are running from 265 BOEPD to 528 BOEPD with an average of approximately 400 BOEPD. Management noted that all the wells cited above are in the final stages of testing and have yet had their Initial Potentials (IP’s) filed.

Mr. Danny Wilson, Ring’s Executive Vice President and Chief Operating Officer, commented, “We have finished drilling all six wells for the third quarter. In addition, we have performed a number of rod conversions and workovers that will not only improve production but reduce future LOE costs and dramatically lower future pulling costs by up to 80%. Our price differential for oil is currently +/- $3.00 and appears to be trending lower through the end of the year. All associated costs and timing for completions are on schedule. The third quarter CAPEX is in line with our announced budget. With our one-rig drilling program in place, we maintain our focus on showing continued annual production growth and attaining cash flow neutrality by year end.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018, its Form 10Q for the quarter ended June 30, 2019 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447